ImmuCell Corporation
                                 Exhibit Index


 Exhibit No.                                                          Page

 10.1        1995 Stock Option Plan for Outside Directors.
 10.2        Form of Stock Option Agreement.
 10.3 Research Agreement dated April 19, 1995 between the Registrant and Membrex, Inc. of Fairfield, New Jersey.
 10.4 Term Letter dated April 19, 1995 between the Registrant and Membrex, Inc. of Fairfield, New Jersey.
 10.5 Amendment No.3 to Agreement of Exclusivity between Advanced Separation Technologies, Inc. and the Registrant dated
             May 3, 1995.
 27.1        Financial Data Schedule.

                             ImmuCell Corporation

                                 Exhibit 10.1






                 1995 Stock Option Plan For Outside Directors

                          IMMUCELL CORPORATION
                 1995 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
1. Purpose. The purpose of this 1995 Stock Option Plan for Outside Directors (the "Plan") is to attract and retain the continued services of non-employee directors of ImmuCell Corporation (the "Company") with the requisite qualifications and to encourage such directors to secure or increase on reasonable terms their stock ownership in the Company. The Board of Directors of the Company (the "Board") believes that the granting of options (the "Options") under the plan will promote continuity of management and increased personal interest in the welfare of the Company by those who are responsible for shaping and carrying out the long- range plans of the Company and securing its continued growth and financial success.

2. Effective Date of the Plan. The plan shall become effective on February 24, 1995 (the "Effective Date"), provided, however, that if the Plan is not approved by the Stockholders of the Company prior to October 1, 1995 this plan and all Options granted hereunder shall be null and void and shall be of no effect.

3. Stock Subject to Plan. 64,000 of the authorized but unissued shares of the Company's common stock, par value $.10 per share, (the "Shares") have been reserved for issuance upon the exercise of Options; provided, however, that the number of Shares so reserved may from time to time be reduced to the extent that a corresponding number of treasury shares are set aside for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the grant of Options.

4. Administration. The Plan shall be administered by the Compensation and Stock Option Committee (the "Committee") appointed by the Board referred to in Section 5 hereof. Subject to the provisions of the Plan, the Committee shall have complete authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to prescribe the form of agreement evidencing Options granted under this Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion to determine the non-employee directors who will receive Options, the number of Shares subject to Options, the terms upon which, the times at which or the periods within which Shares may be acquired or the Options may be acquired and exercised.

5. Committee. The Committee shall consist of at least three members of the Board of Directors (the "Board"), or such lesser number as may be permitted under Rule 16b-3 under the Securities Exchange Act of 1934, as such rule may hereafter be amended ("Rule 16b-3"), each of whom shall be a "disinterested person" as defined in Rule 16b-3. Each member of the Committee shall also be a person who is not an employee of the Company or any subsidiary of the Company.

   The Board, at its pleasure, may remove members from or add members to the Committee. A majority of Committee members shall constitute a quorum of members and the actions of the majority shall be final and binding on the whole Committee. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly called and held.

6. Eligibility. An Option may be granted only to members of the Board who are not otherwise employees of the Company or any of its parents or subsidiaries on the date of grant and have not been employees of the Company or any of its subsidiaries at any time since the beginning of the preceding fiscal year (the "Participants").

7. Grant of Options and Option Price. Each individual who is a Participant on the Effective Date shall automatically be granted on the Effective Date an Option to purchase 8,000 Shares.

   Directors who are newly elected to the Board subsequent to the Effective Date shall receive an automatic grant of an Option to purchase 8,000 Shares on the date when such director is first elected to the Board by the Stockholders of the Company, provided, however, that such automatic grant shall only be made if the new director is a Participant on the date of his election by the Stockholders, and the number of Shares subject to future grant under the Plan is sufficient to make the automatic grant required to be made pursuant to the Plan on such date.

   In the event a new non-employee director is appointed by the Board to fill a vacant directorship position, the new director will not be eligible for an automatic grant of Options until he or she has been elected to that position at the Annual Meeting of the Stockholders of the Company.

   The initial per Share price to be paid by a Participant upon the exercise of an Option shall be equal to the fair market value of a Share on the date of grant. For the purposes hereof, the fair market value of a Share on any date shall be equal to the last sales price on such date (or if no such sale occurred on that date, on the next preceding date on which there was such a sale), as reported by The Nasdaq SmallCap Market or if no such prices are available, the fair market value as determined by rules to be adopted by the Committee.

8. Option Period. The period within which each Option may be exercised shall expire, in all cases, five (5) years from the date the Option is granted, unless terminated sooner pursuant to Section 12 or fully exercised prior to the end of such period.

9. Exercise and Payment. An Option may be exercised at any time and from time to time, subject to the limitations set forth in Section 10, by the delivery to the Company of a written notice of intent to exercise the Option with respect to a specificied number of Shares and payment to the Company of the exercise price for the number of Shares with respect to which the Option is then exercised.
All or any portion of such payment may be made in kind by the delivery of Shares having a fair market value (as determined in the manner set forth in Section 7 hereof), on the date of delivery, equal to the portion of the Option exercised price so paid; provided, however, that no such payment may be made by the delivery of Shares unless the holder has held such Shares for more than six months.

10.Vesting; Service Required for Exercise. For those directors who are Participants on the Effective Date, each Option shall become exercisable as to one-half (1/2) of the Shares subject to the Option on the first business day after the 1996 Annual Meeting of Stockholders and thereafter as to the remaining one-half (1/2) of the Shares after the first business day after the 1997 Annual Meeting of Stockholders providing service by the holder thereof, as a director of the Company, since the date of the grant of the Option has been continuous.

   For those directors who become Participants subsequent to the Effective Date, each Option shall become exercisable as to one-half (1/2) of the Shares subject to the Option on the first business day after the first Annual Meeting of Stockholders subsequent to the Annual Meeting at which the Participant is first elected to the Board of Directors by the Stockholders and thereafter as to the remaining one-half (1/2) of the Shares on the first business day after the next Annual Meeting of Stockholders providing service by the holder thereof, as a director of the Company, since the date of the grant of the Option has been continuous. The Option shall not be exercisable as to any Shares as to which the continuous service requirement shall not be satisfied, regardless of the circumstances under which the holder's service to the Company shall be terminated. The number of Shares as to which the Option may be exercised shall be cumulative, so that once the Option shall become exercisable as to any Shares it shall continue to be exercisable as to such Shares, until the expiration or termination of the Option as provided in the Plan.

   Notwithstanding anything to the contrary set forth in the foregoing, no Option granted hereunder shall become exercisable unless the Plan shall have been approved by the stockholders of the Company.


11.Transferability. No Option shall be assignable or transferable except by will and/or by the laws of descent and distribution and, during the life of any Participant, each Option granted to the Participant may be exercised only by the Participant.

12.Ceasing to be a Director. (a) Termination. If a Participant terminates service as a director for any reason other than disability, death or retirement, any outstanding Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire or three (3) months after such termination; provided, however, that if such termination is for cause, such option shall expire on the date of termination.

(b) Disability. If a Participant's service as a director is terminated by disability, the terms of any then outstanding Option held by the Participant shall terminate on the later of the date on which such Option would otherwise expire or one (1) year after such termination.

(c) Death. If a Participant's service as a director is terminated by death, the representative of the Participant's estate or beneficiaries thereof to whom the Option has been transferred shall have the right during the period commencing on the date of the Participant's death and ending on the later of the date on which such Option would otherwise expire or one (1) year after such termination to exercise any then outstanding Options in whole or in part.

(d) Retirement. If a Participant's service as a director is terminated by retirement in accordance with the age limits then in effect for members of the Board, any then outstanding Option held by the Participant shall remain outstanding and terminate in accordance with its terms.

13.Duration of Plan. Unless sooner terminated, the Plan shall remain in effect for a period of five (5) years after the Effective Date and shall thereafter terminate. No Options may be granted after the termination of this Plan; provided, however, that except as otherwise provided in Section 2, termination of the Plan shall not affect any Options previously granted, or the vesting of such Options, which Options shall remain in effect until exercised, surrendered or cancelled, or until they have expired, all in accordance with their terms.

14.Changes in Capital Structure, etc. In the event of changes in the outstanding common stock of the Company by reasons of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchange of shares, separations, reorganizations, or liquidations, the number of Shares available under the Plan in the aggregate and the number of Shares as to which Options may be granted to any Participant shall be correspondingly adjusted by the Committee. In addition, the Committee shall make appropriate adjustments in the number of Shares as to which outstanding Options, or portions thereof then unexercised, shall relate, to the end that the Participant's proportionate interest shall be maintained as before the occurrence of such events; such adjustments shall be made without change in the total price applicable to the unexercised portion of Options and with a corresponding adjustment in the Option price per Share.

   In addition, if the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise, the Committee or the Board of Directors of any entity assuming the obligations of the Company hereunder, shall, as to vested Options, either (i) provide that such Options shall be assumed, or equivalent options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof), or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period of the Options shall terminate.

15.Rights as Shareholder. A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a Stockholder of the Company by virtue of such exercise, except to the extent a Stock Certificate is issued therefor and then only from the date such
certificate is issued.   No adjustments shall be made for dividends or
distributions or other rights for which the record date is prior to the date such Stock Certificate is issued.

16.Expenses.  The expenses of this Plan shall be paid by the Company.

17.Compliance with Applicable Law. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

18.Application of Funds. Any cash proceeds received by the Company from the sale of Shares pursuant to Options will be used for general corporate purposes.

19.Amendment of the Plan. The Board may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever; except that any amendment requiring Stockholder approval under Rule 16b-3, as such Rule is in effect on the Effective Date and as it may be subsequently amended, shall not be made without approval of the stockholders of the Company; and provided that the provisions of Sections 6 through 10 of the Plan may not be amended more than once every six (6) months, except as otherwise provided in or permitted by Rule 16b-3. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.

                            ImmuCell Corporation

                                 Exhibit 10.2





                        Form of Stock Option Agreement

                                  IMMUCELL CORPORATION
                 1995 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                                 STOCK OPTION AGREEMENT



       Subject to the terms of the 1995 Stock Option Plan for Outside Directors (the"Plan") of ImmuCell Corporation (the "Company"), a true copy of
which is attached hereto as Exhibit A,                          (the
"Optionee") is hereby granted an Option (as defined in the Plan) to purchase
8,000 shares of the Common Stock of the Company at a price of $          per
share, such price per share being equal to 100% of the fair market value of the stock at the time this Option is granted (the "Option Price") as determined by the last sales price on the date of grant. This Option expires five (5) years from the date hereof and is subject to any earlier termination as provided in the Plan.

Subject to the foregoing, this Option shall be exercisable by the Optionee as follows:





       The Option is not transferable by the Optionee otherwise than by will and by the laws of descent and distribution and is exercisable during the Optionee's lifetime only by such Optionee.


       The Optionee hereby accepts the Option specified above, subject to all of the terms and provisions set forth above and in the Plan.



IMMUCELL CORPORATION                     Accepted:

By:     ________________________         By:     ________________________
          Its: Chief Financial Officer



Dated: As of_______________________________

                             ImmuCell Corporation

                                 Exhibit 10.3





        Research Agreement dated April 19, 1995 between the Registrant and Membrex, Inc. of Fairfield, New Jersey

April 19th, 1995



Mr.  Thomas Hatch, President
IMMUCELL CORPORATION
56 Evergreen Drive
Portland, ME 04103

Dear Tom:

We understand that ImmuCell Corporation ("ImmuCell") has expended considerable time and energy relating to the technical and economic feasibility of a product (the "Product"), incorporating both (i) proprietary technology and/or hardware provided by Membrex, Inc. ("Membrex") and (ii) monoclonal or polyclonal antibodies that bind to cryptosporidium antigens or antigens of other waterborne infectious disease organisms (hereafter being included in the term "cryptosporidium") provided by ImmuCell, designed for an assay for cryptosporidium. ImmuCell also recognizes the significant investment which Membrex has made in the development of its patented Vortex Flow Filtration (VFF) technology and systems. As an inducement to ImmuCell to continue its research and investigation relating to such technical and economic feasibility, Membrex agrees with ImmuCell that Membrex will not license, grant an interest in or otherwise transfer any of its proprietary technology to, or enter into a joint venture arrangement with, any other person or entity for the purpose of manufacturing or selling Products designed explicitly for an assay for cryptosporidium, from the date hereof until the earlier of (a) a period of one year from the date hereof and (b) receipt of notice from ImmuCell that it is no longer interested in pursuing an arrangement with Membrex relating to the development, manufacture or sale of a Product (the "Effective Term"); provided, however, the foregoing shall not prohibit or otherwise restrict Membrex's right to (i) sell all or substantially all of its assets or merge with or into any other person or entity or (ii) sell any products or hardware of Membrex directly to an end-user of such product or hardware. ImmuCell agrees that during the Effective Term of this agreement, ImmuCell will diligently continue its research and investigation into the technical and economic feasibility of the Product, keep Membrex informed on a current basis regarding ImmuCell's research and investigation (which information shall be considered confidential and subject to the terms of the confidentiality agreement in effect between ImmuCell and Membrex), cooperate with Membrex in modifying hardware and disposables (if necessary) to meet the market's requirement's for cryptosporidium testing, cooperate with Membrex in having the Products evaluated in the field by outside investigators including working with Membrex toward EPA approval, and will notify Membrex promptly after a determination by ImmuCell that it is no longer interested in pursuing an arrangement with Membrex relating to the development, manufacture or sale of a Product.

It is the intention of ImmuCell and Membrex that in the event the Parties mutually agree as to the technical and economic feasibility of a product, ImmuCell and Membrex shall use their good faith efforts to reach an agreement regarding the marketing of the Product. The attached Tenn Sheet will serve as the basis for a definitive agreement.




In the event that only one of the Parties is interested in pursuing the marketing of the Product, the non-interested Party agrees to negotiate in good faith with the interested party for the supply and/or license of the relevant technology.



IN WITNESS HEREOF:                          ACCEPTED and AGREED:

MEMBREX, INC.                               IMMUCELL CORPORATION

/s/ Malcolm R. Kahn        4/19/95          /s/ Thomas C. Hatch     4/21/95
Malcolm R. Kahn, President   Date          Thomas Hatch, President    Date

                             ImmuCell Corporation

                                 Exhibit  10.4





          Term Letter dated April 19, 1995 between the Registrant and
                    Membrex, Inc. of Fairfield, New Jersey

April 19th, 1995



Mr.  Thomas Hatch, President
IMMUCELL CORPORATION
56 Evergreen Drive
Portland, ME 04103

Dear Tom:

As promised, I have reviewed our relationship and would like to suggest the following strategy to give ImmuCell comfort that Membrex has honorable intentions about following through with a cooperative relationship to market test kits and systems for Cryptosporidium testing. Accordingly, I have had my lawyer draw up a Right of First Refusal Agreement which is a simple and fast way of moving the project along. In this letter, I will also outline several alternatives to our longer term relationship which Membrex would find agreeable and suggest, what we believe, is a logical strategy for moving forward.

1. ImmuCell and Membrex assign one employee each to help explore the market opportunities for Cryptosporidium testing.

   1.1 That each company adsorb its own expenses during this investigation.

   1.2 That both companies share out of pocket expenses for field evaluations: ImmuCell supplying reagent test kits and Membrex supplying Benchmarks and membrane filters.

   1.3 That ImmuCell and Membrex meet by mid-May to review the final test results and develop a detailed plan for field evaluations, EPA and/or FDA contact and required approvals, and a marketing research program.

2. That the two Companies agree to either market the products through a Joint Venture Partnership or through one of the existing organizations (we believe that Membrex, with its existing field sales and service organization is best equipped to undertake this project) based on the successful initial marketing studies.

   2.1 That, in the case of joint venture arrangement, the JV Company be responsible for the marketing, sales and after sales service of the joint technology under exclusive license.

   2.2 That, in the event that either of our companies becomes the designated marketing organization, that company be responsible for the marketing, sales and after sales service under exclusive license.

   2.3 That the companies share in the profits by either splitting the JV profits as outlined in point 3 below or, in the event that one company is responsible for marketing through its existing organization, by having the non-marketing company share in the profits distributed as an expense item from the marketing company (on the same basis outlined in point 3 below).


   2.4 That ImmuCell and Membrex manufacture the components for this joint marketing agreement (ImmuCell manufacturing the reagent kits and

        Membrex manufacturing the systems and membrane disposables) and sell them to either the JV at cost or to the designated marketing company at a rate that would compensate the non-designated marketing company for its share of the profits to be distributed as outlined in point 3 below. (This is an alternative way for both companies to get sales revenues which seem important to both organizations.)

        2.4.1 That the JV be considered as a manufacturer at some future time if, based on volumes, there is financial justification.

3. That the JV ownership and/or split of the profits from the sale of disposable kits recognize the enabling Membrex technology and patent rights.

   3.1 That based on this enabling technology position, profits be divided 51% to Membrex and 49% to ImmuCell.

4. In the event that either of our companies serves as the marketing company, it will have the right to earn a profit for its extra efforts, such profit to be mutually agreed by the Parties.

Tom, I hope that the enclosed Right Of First Refusal and the proposals outlined above address your concerns.

Sincerely yours,



/s/ Malcolm Kahn
Malcolm Kahn

                             ImmuCell Corporation

                                 Exhibit 10.5





             Amendment No. 3 to Agreement of Exclusitity between
   Advance Separation Technologies, Inc. and the Registrant dated May 3, 1995

                                 AMENDMENT TO

                           AGREEMENT FOR EXCLUSIVITY

                                  MAY 3, 1995

   THIS AMENDMENT ("The Amendment") to AGREEMENT FOR EXCLUSIVITY IN PROTEIN SEPARATION OF MILK OR WHEY PROTEINS (the "Agreement" dated August 30, 1993) is made this 4th day of May, 1995, by and between ImmuCell Corporation, a Delaware Corporation with its principal place of business at 56 Evergreen Drive, Portland, Maine 04103 ("ImmuCell") and Advanced Separation Technologies, Inc., a Florida corporation with its principal place of business at 5315 Grant Oak Drive, Lakeland, Florida 33801 ("AST").

                                   RECITALS

   A.) ImmuCell and AST have entered into an Agreement for Exclusivity, dated August 30, 1993 (Agreement), pursuant to which AST granted ImmuCell certain rights in return for meeting certain purchase requirements.

   B.) ImmuCell and AST have amended the Agreement on November 5, 1993, January 14, 1994, and December 16, 1994.

   C.)  ImmuCell and AST desire to amend the Agreement again.

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

   1.) Article II, Section 2.4 on page four of the Agreement is deleted in its entirety and replaced with the following:

        2.4 Commercial ISEP(tm)-ImmuCell will place order for a commercial ISEP(tm) System as defined in Proposal No. 24-95289B and C. Rev. 1 within twenty-four months of receipt of the ISEP(tm) defined in Proposal No. 42-95289-A and purchased by ImmuCell under P.O. #A0463 on September 28, 1993. ImmuCell will pay AST One Thousand Dollars ($1,000) per month for each month the order is delayed past the twelth month from receipt of the ISEP defined in Proposal No. 42-952889-A.

   2.) Article 1, Section 1.10 on page three of the Agreement is deleted in its entirety and replaced with the following:

        1.10 FIELD OF USE. "Field of Use" shall consist of the separation of the following milk or whey proteins, alone or in combination:
             Beta lactoglobulin, Alpha lactalbumin, Immunoglobulins, Bovine Serum Albumin, Proteose-Peptone Fraction, Lipoproteins, Lactoferrin, Growth factors, Phosphoproteins, Glycoproteins, Enzymes, Caseins and Casein peptides.

3.) All other provision of the Agreement remain unchanged and in full force and effect.



IN WITNESS WHEREOF, the parties hereto have executed this amendment as of the day and year first above written.

IMMUCELL CORPORATION   ADVANCED SEPARATION TECHNOLOGIES, INC.


By: /s/ Frank E. Ruch, Jr.       By:  /s/ D.E. Brynt
    Frank E. Ruch, Jr.                D.E. Bryant
    Vice President R&D                President and CEO

                             ImmuCell Corporation

                                 Exhibit 27.1





                            Financial Data Schedule